Tonix Pharmaceuticals Holding Corp. 8-K

Exhibit 99.1

Tonix Pharmaceuticals Announces Poster Presentations at the American
Association for Cancer Research Annual Meeting 2023

Data from Animal Studies on TNX-1700 (recombinant TFF2 – albumin fusion peptide) in Syngeneic
Models of Colorectal and Gastric Cancer Will be Presented

CHATHAM, N.J., April 5, 2023 – Tonix Pharmaceuticals Holding Corp. (Nasdaq: TNXP), a clinical-stage biopharmaceutical company, today announced that two posters with research results on TNX-1700 (recombinant TFF2 – albumin fusion peptide) will be presented as posters at the American Association for Cancer Research (AACR) Annual Meeting being held April 14-19, 2023, in Orlando, Fla. These data demonstrate that targeting myeloid-derived suppressor cells (MDSCs) using mTNX-1700, a murine TFF2 – murine serum albumin fusion peptide (mTFF2-MSA) provides additive benefits to PD-1 blockade therapy in advanced and metastatic syngeneic mouse models of colorectal and gastric cancer.

Copies of the Company’s posters will be available under the Scientific Presentations tab of the Tonix website at www.tonixpharma.com following the conference. Additional meeting information can be found on the AACR website.

Presentation #1

Title:	MDSC-targeted TFF2-MSA suppresses tumor growth and increases survival in anti-PD-1 treated MC38 and CT26.wt murine colorectal cancer models
Authors:	Bruce L. Daugherty[1], Rebecca J. Boohaker[2], Rebecca Johnstone[2], Karr Stinson[2], Jin Qian[3], Timothy C. Wang[3], Seth Lederman[1]
1.	Tonix Pharmaceuticals, Inc., 26 Main Street, Suite 101, Chatham, NJ 07928
2.	Southern Research, 2000 9th Ave S, Birmingham, AL 35205
3.	Division of Digestive and Liver Diseases, Irving Cancer Research Center, Columbia University Medical Center, New York, NY 10032, USA

Topic:	Oncolytic Viruses, Anticancer Vaccines, and Other Immunomodulatory Therapies
Location:	Orange County Convention Center, Orlando, Fla.
Section:	24, #704
Date:	Sunday, April 16, 2023
Time:	1:30 p.m. – 5:00 p.m. ET

Presentation #2

Title:	MDSC-targeted TFF2-MSA synergizes with PD-1 blockade therapy in diffuse-type gastric cancer
Authors:	Jin Qian[1], Sandra Ryeom[1], Bruce Daugherty[2], Seth Lederman[2], Timothy C. Wang12.

1.	Division of Digestive and Liver Diseases, Irving Cancer Research Center, Columbia University Medical Center, New York, NY 10032, USA
2.	Tonix Pharmaceuticals, Inc., 26 Main Street, Suite 101, Chatham, NJ 07928

Title:	Combination Immunotherapies 1
Location:	Orange County Convention Center, Orlando, Fla.
Section:	21, #5088
Date:	Tuesday, April 18, 2023
Time:	1:30 p.m. – 5:00 p.m. ET

Tonix Pharmaceuticals Holding Corp.*

Tonix is a clinical-stage biopharmaceutical company focused on discovering, licensing, acquiring and developing therapeutics to treat and prevent human disease and alleviate suffering. Tonix’s portfolio is composed of central nervous system (CNS), rare disease, immunology and infectious disease product candidates. Tonix’s CNS portfolio includes both small molecules and biologics to treat pain, neurologic, psychiatric and addiction conditions. Tonix’s lead CNS candidate, TNX-102 SL (cyclobenzaprine HCl sublingual tablet), is in mid-Phase 3 development for the management of fibromyalgia with interim data expected in the second quarter of 2023. TNX-102 SL is also being developed to treat Long COVID, a chronic post-acute COVID-19 condition. Enrollment in a Phase 2 study has been completed, and topline results are expected in the third quarter of 2023. TNX-1900 (intranasal potentiated oxytocin), in development for chronic migraine, is currently enrolling with interim data expected in the fourth quarter of 2023. TNX-601 ER (tianeptine hemioxalate extended-release tablets), a once-daily formulation being developed as a treatment for major depressive disorder (MDD), is also currently enrolling with interim data expected in the fourth quarter of 2023. TNX-1300 (cocaine esterase) is a biologic designed to treat cocaine intoxication and has been granted Breakthrough Therapy designation by the FDA. A Phase 2 study of TNX-1300 is expected to be initiated in the second quarter of 2023. Tonix’s rare disease portfolio includes TNX-2900 (intranasal potentiated oxytocin) for the treatment of Prader-Willi syndrome. TNX-2900 has been granted Orphan Drug designation by the FDA. Tonix’s immunology portfolio includes biologics to address organ transplant rejection, autoimmunity and cancer, including TNX-1500, which is a humanized monoclonal antibody targeting CD40-ligand (CD40L or CD154) being developed for the prevention of allograft and xenograft rejection and for the treatment of autoimmune diseases. A Phase 1 study of TNX-1500 is expected to be initiated in the second quarter of 2023. Tonix’s infectious disease pipeline includes TNX-801, a vaccine in development to prevent smallpox and mpox, for which a Phase 1 study is expected to be initiated in the second half of 2023. TNX-801 also serves as the live virus vaccine platform or recombinant pox vaccine platform for other infectious diseases. The infectious disease portfolio also includes TNX-3900 and TNX-4000, classes of broad-spectrum small molecule oral antivirals.

*All of Tonix’s product candidates are investigational new drugs or biologics and have not been approved for any indication.

This press release and further information about Tonix can be found at www.tonixpharma.com.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimate,” “expect,” and “intend,” among others. These forward-looking statements are based on Tonix's current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks related to the failure to obtain FDA clearances or approvals and noncompliance with FDA regulations; delays and uncertainties caused by the global COVID-19 pandemic; risks related to the timing and progress of clinical development of our product candidates; our need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or third party payor reimbursement; limited research and development efforts and dependence upon third parties; and substantial competition. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. Tonix does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in the Annual Report on Form 10-K for the year ended December 31, 2022, as filed with the Securities and Exchange Commission (the “SEC”) on March 13, 2023, and periodic reports filed with the SEC on or after the date thereof. All of Tonix's forward-looking statements are expressly qualified by all such risk factors and other cautionary statements. The information set forth herein speaks only as of the date thereof.

Contacts

Jessica Morris (corporate)

Tonix Pharmaceuticals

investor.relations@tonixpharma.com

(862) 904-8182

Olipriya Das, Ph.D. (media)

Russo Partners

Olipriya.Das@russopartnersllc.com

(646) 942-5588

Peter Vozzo (investors)

ICR Westwicke

peter.vozzo@westwicke.com

(443) 213-0505